Exhibit 23.4
CONSENT OF NORWEST CORPORATION
June 28, 2011
To whom it may concern:
Subject: Westmoreland Coal Company
Dear Madam or Sir:
     Norwest Corporation is an independent geological and mining consultancy engaged in mineral resource analysis and mine planning since 1979. We consent to the inclusion in this Registration Statement on Form S-1, and the related prospectus, of references to our name and information from our report as of September 30, 2010 relating to certain proven and probable coal reserves of Westmoreland Coal Company.
Yours Sincerely,
NORWEST CORPORATION
/s/ G. M. Stubblefield
Gary M. Stubblefield, P.E.
Vice President Surface Mining